Exhibit 10.12

2019 Bonus Program Mechanics Purpose: Generally program design remains the same as 2018:

Remind me… What is the difference between NoP Revenue and Net Revenue?

Gross Revenue Selling price on the website Revenue Net of Promotions (NoP) Cash paid to Casper Net Revenue Net Revenue

Remind me… What is EBITDA?

Sales COGS Expenses Every single person who works at Casper, has the ability to impact our protability Gross Revenue Net Revenue Gross Prot EBITDA

Remind me… How can I impact EBITDA?

1 — Drive more sales! 2 — Improve Gross Prot margin 4 — Do more with the resources we have 5 — Prioritize your time against our goals 3 — Help your team stick to its expense budget

2019 Bonus Target by Level • Level Bonus Target Level Bonus Target

2019 Financial Targets Net Revenue Payout Curve Bonus Pool Funded North America Europe Global 100% $496m $39m $535m

EBITDA Multiplier *NEW Months of positive EBITDA Multiplier 1 80%

Bonus Pool Funding Examples • • •

The Fine Print Casper will fund its annual bonus pool to be distributed to eligible employees based upon the Company's performance.There are 2 financial targets: Net Revenue and EBITDA If Casper achieves threshold on Net Revenue then the bonus pool is funded at 50%. If Casper achieves target on Net Revenue then the bonus pool is funded at 100%. If Casper achieves maximum on Net Revenue then the bonus pool is funded at 150%. Bonus funding is interpolated between threshold, target and maximum. If Casper does not achieve threshold on its financial targets then no bonus pool will be funded for the year. Once achievement against Net Revenue is determined payout funding will then be modified by the number of months of positive EBITDA achievement. If Casper hits the minimum threshold for funding the pool. an employee's individual bonus will be split CEO & select Executive Direct Reports: 100% based on company funding Select CEO Executive Direct Reports: 75%-25% between Company and Department Performance All other employees: 50%-50% between Company and Department/Employee Performance: (i) 50% based on Company financial performance and (ii) 50% based on your manager's assessment of your contributions to the company, department and individual goals; target must be achieved at threshold or better to fund bonuses,regardless of individual performance and contribution. Overall,bonuses are not guaranteed and this program is discretionary-not statutory. We reserve the right to adjust bonus payouts based on individual performance and contribution; additionally,if there is a catastrophic economic event (or like/similar circumstance) that impacts our business,we also have the discretion to make changes to the bonus program and payout construct at any time during the year. All roles are assigned a bonus level. Bonus level correlates to a %of base salary for eligible roles. This% of base represents the bonus opportunity at target. The bonus program is an annual program aligned with the company's fiscal year which runs from January through December

Even More Fine Print Eligibility: -Eligible Participants:All full-time regular and part-time regular employees in good standing worldwide,with the exception of CX/PC Specialists and retail store employees who have a specialized bonus program. You must be actively employed and in good standing on the day bonus payouts are issued to be eligible;if you resign prior, you are no longer eligible to receive a bonus. -Contractors, freelancers and interns are not eligible to participate. - CX and PC Specialists will participate in a function-specific bonus program as well that will have a total company performance component. Information distributed separately. - Retail Store employees will not participate in the HQ bonus program -Leaves of Absence: employees on LOA will eligible for a pro-rata bonus paid upon return to employment with the Company. Bonus Payment: - If you join the organization after January 1, 2019,your bonus for 2019 will be prorated by day to your hire date - In order to participate in the 2019 bonus program (pro-rata) your start date must be prior to October 1, 2019 - If you are promoted during the year, your bonus level changes, and your bonus for the full year will be calculated based on your new salary and bonus level - ex or Retail Employees who transfer into a position that is no longer eligible for their function specific plan will be prorated to their transfer date - In good standing means your performance is satisfactory or better;if you have received feedback-in writing -that your performance is not meeting expectations or you have violated company policies/standards of conduct as defined in our employee handbook,you may be ineligible to receive a bonus. Employees rated Off Track become ineligible for any bonus. The bonus construct and participation in the 2019 Casper bonus program does not guarantee continued employment with the company and is not an employment contract Bonus construct and information about bonus or financial figures is confidential and proprietary;these materials may not be shared or distributed in any manner;please do not reproduce this document or share it outside of the company.